Exhibit 10.29

EXECUTION VERSION

EMPLOYMENT AGREEMENT

This Employment Agreement (the “Agreement”) is made and entered into as of November 15, 2018, by and between Robert Connelly (the “Executive”) and Vedantra Pharmaceuticals, Inc., a Delaware corporation (the “Company”).

WHEREAS, the Company desires to continue to employ the Executive on the terms and conditions set forth herein; and

WHEREAS, the Executive desires to be employed by the Company on such terms and conditions.

NOW, THEREFORE, in consideration of the mutual covenants, promises, and obligations set forth herein, the parties agree as follows:

1.	Continuing Employment & Additional Consideration. The Executive’s employment commenced with the Company effective as of October 17, 2018 (the “Effective Date”) and shall continue until terminated by either party in accordance with the terms set forth in this Agreement. In consideration of the Executive’s entering into this Agreement, the Company is (a) paying the Executive $1,000, and (b) granting the Option (as defined in Section 4.4(a) below) with respect to one half (1/2) of the Option Shares (as defined in Section 4.4(a) below), subject in all events in the case of this clause (b) to the provisions of said Section 4.4(a).

2.	Position and Duties.

2.1	Position. The Executive shall serve as the Chief Executive Officer (“CEO”) of the Company, reporting to the Company’s Board of Directors (the “Board”). In such position, the Executive shall have such duties, authority, and responsibility as shall be determined from time to time by the Board, which duties, authority, and responsibility are consistent with the Executive’s position as CEO. The Executive shall also serve as a member of the Board and/or as an officer or director of any affiliate of the Company for no additional compensation.

2.2	Duties. The Executive shall devote substantially all of his business time and attention to the performance of the Executive’s duties hereunder and will not engage in any other business, profession, or occupation for compensation or otherwise which would conflict or interfere with the performance of such services either directly or indirectly without the prior written consent of the Board. Notwithstanding the foregoing, the Executive may (a) act or serve as a director or committee member of up to two (2) organizations other than the Company, so long as such organizations would not compete with the Company and such roles would not otherwise conflict or interfere with the Executive’s performance of the Executive’s services hereunder, and/or (2) purchase or own less than three percent (3%) of the publicly traded securities of any corporation; provided, that, such ownership represents a passive investment and that the Executive is not a controlling person of, or a member of a group that controls, such corporation; provided further, that, such ownership does not interfere with the performance of the Executive’s duties and responsibilities to the Company as provided hereunder, including, but not limited to, the obligations set forth in this Section 2.

3.	Place of Performance. The principal place of Executive’s employment shall be the Company’s principal executive office currently located at One Kendall Square, Cambridge, MA 02139; provided, that, the Executive may be required to travel on Company business as his job duties require from time to time and/or as directed by the Board.

4.	Compensation.

4.1	Base Salary. The Company shall pay the Executive an annual base salary of $450,000.00 in periodic installments in accordance with the Company’s customary payroll practices and applicable wage payment laws, but no less frequently than monthly. The Executive’s base salary shall be reviewed at least annually by the Board and the Board may, but shall not be required to, commencing in January 2020, increase the base salary at its discretion. The Executive’s annual base salary, as in effect from time to time, is hereinafter referred to as “Base Salary.”

4.2	Signing Bonus. The Company shall pay the Executive a cash bonus (the “Signing Bonus”) in the net amount of $70,000.00, payable to the Executive on the last day of the regular payroll for October 2018, or as soon as reasonably practicable thereafter.

4.3	Annual Bonus. Beginning in the Company’s fiscal year 2019, the Executive will be eligible to receive a discretionary annual bonus in an amount up to forty percent (40%) of his Base Salary for the relevant year (the “Annual Bonus”). The award and amount of the Annual Bonus payable to the Executive for each fiscal year will be based on the achievement of applicable reasonable performance measures, as determined by the Board in its sole discretion. If the Executive is awarded a discretionary Annual Bonus with respect to a given fiscal year, the Company will generally make payment of such bonus no later than March 1 of the next fiscal year, subject to the Executive’s continued employment through the applicable Annual Bonus payment date. If the Executive ceases to be employed by the Company for any reason prior to the Annual Bonus payment date, he shall be ineligible to earn or receive the applicable Annual Bonus.

4.4	Stock Options.

(a)	As soon as practicable after the date of this Agreement, the Board shall approve the grant to the Executive of a stock option (the “Option”) to purchase 2,154,276 shares (the “Option Shares”) of the Company’s common stock (“Common Stock”), representing three and one-half percent (3.5%) of the capital stock of the Company determined on a fully-diluted basis (including all then outstanding options and warrants), such Option to be exercisable at a per share exercise price equal to the fair market value per share of the Common Stock on the grant date of the Option, as determined by the Board, all of the foregoing as more particularly provided in the agreement with respect to the Option to be entered into between the Company and the Executive in form and substance acceptable to the Board. The number of Option Shares shall be subject to increase from time to time in the event that the Company issues any additional shares of its Series B Preferred Stock (the “Series B Preferred”) at any time during the six (6) month period following the Effective Date, such that, after giving effect to any such additional issuance of Series B Preferred, the number of Option Shares continues to represent three and one-half percent (3.5%) of the capital stock of the Company determined on a fully-diluted basis (including all then outstanding options and warrants), such adjustment to be more particularly provided in the above referenced option agreement. Subject to the provisions set forth in paragraph (c) below that provide for the acceleration of the vesting of the Option, the Option shall vest twenty-five percent (25%) on the anniversary of the Effective Date and monthly thereafter until the Option has become fully vested and exercisable with respect to all of the Option Shares.

2

(b)	The Executive shall be entitled to earn additional grants of stock options based on the following milestones, if any, achieved by the Company, as follows:

(i)	If the Company executes a strategic partnership agreement (the “Milestone 1 Partnership Agreement”), on such terms and conditions as are approved by the Board, within eighteen (18) months following the Effective Date, a stock option (the “Milestone 1 Option”) to purchase that number of shares of Common Stock (the “Milestone 1 Option Shares”) equal to one percent (1%) of the capital stock of the Company determined on a fully-diluted basis (including all then outstanding options and warrants), which shall be measured on the date of the execution of such Board-approved Milestone 1 Partnership Agreement, all of the foregoing as more particularly provided in the agreement with respect to the Milestone 1 Option, to be entered into between the Company and the Executive in form and substance acceptable to the Board. The Milestone 1 Option will be exercisable at a per share exercise price equal to the fair market value per share of the Common Stock on the grant date of the Milestone 1 Option, as determined by the Board, the foregoing to be more particularly provided in the above referenced option agreement. Subject to the provisions set forth in paragraph (c) below that provide for the acceleration of the vesting of the Milestone 1 Option, the Milestone 1 Option shall vest twenty-five percent (25%) on the anniversary of the date of grant and monthly thereafter until the Milestone 1 Option has become fully vested and exercisable with respect to all of the Milestone 1 Option Shares; and

(ii)	If the Company (A) assuming the Company has executed the Milestone 1 Partnership Agreement, executes a second, separate strategic partnership agreement (the “Milestone 2 Partnership Agreement”), on such terms and conditions as are approved by the Board, or (B) following the completion in full of the Company’s Series B Preferred financing (the “Series B Preferred Financing”), consummates an equity financing with minimum gross proceeds of at least $50 million to the Company (a “Qualified Equity Financing”) with a valuation equal to at least two times (2x) the post-money valuation of the Company after giving effect to the consummation of the Series B Preferred Financing, which Milestone 2 Partnership Agreement is executed or Qualified Equity Financing occurs within two (2) years following the Effective Date, a stock option (the “Milestone 2 Option”) to purchase that number of shares of Common Stock (the “Milestone 2 Option Shares”) equal to one percent (1%) of the capital stock of the Company determined on a fully-diluted basis (including all outstanding options and warrants), which shall be measured on the date of the execution of such Board-approved Milestone 2 Partnership Agreement or the consummation of such Qualified Equity Financing, as applicable, all of the foregoing as more particularly provided in the agreement with respect to the Milestone 2 Option to be entered into between the Company and the Executive in form and substance acceptable to the Board. The Milestone 2 Option will be exercisable at a per share exercise price equal to the fair market value per share of the Common Stock on the grant date of the Milestone 2 Option, as determined by the Board, the foregoing to be more particularly provided in the above referenced option agreement. Subject to the provisions set forth in paragraph (c) below that provide for the acceleration of the vesting of the Milestone 2 Option, the Milestone 2 Option shall vest twenty-five percent (25%) on the anniversary of the date of grant and monthly thereafter until the Milestone 2 Option has become fully vested and exercisable with respect to all of the Milestone 2 Option Shares.

3

(c)	In the event of a Change in Control (as defined in the Company’s 2012 Equity Incentive Plan, as may be amended or modified from time to time (the “Plan”)), so long as the Executive agrees to remain employed by the Company (or any of its affiliates or the successor in such Change in Control) for a period of six (6) months following the consummation of the Change in Control, then each of the Option, the Milestone 1 Option, and the Milestone 2 Option, if any, that shall then be issued and outstanding and not fully vested and exercisable for all of the respective Option Shares, the Milestone 1 Options Shares or the Milestone 2 Option Shares, as applicable, immediately prior to the consummation of such Change in Control, shall automatically accelerate and become vested and exercisable, effective simultaneously with the consummation of such Change in Control.

4.5	Employee Benefits. The Executive shall be entitled to participate in all employee benefit plans, practices, and programs maintained by the Company, as in effect from time to time (collectively, “Employee Benefit Plans”), on a basis which is no less favorable than is provided to other similarly situated executives of the Company, to the extent consistent with applicable law and the terms of the applicable Employee Benefit Plans. The Company reserves the right to amend or cancel any Employee Benefit Plans at any time in its sole discretion, subject to the terms of such Employee Benefit Plan and applicable law.

4.6	Vacation; Paid Time-Off. The Executive will be eligible for up to three (3) weeks’ vacation per calendar year accrued at the rate of 1.25 days per each full month of employment. Any vacation shall be taken at the reasonable and mutual convenience of the Executive and the Company. Accrued vacation not taken in any calendar year may not be carried forward or used in any subsequent calendar year.

4.7	Business Expenses. The Executive shall be entitled to reimbursement for all reasonable, documented and necessary out-of-pocket business, entertainment, and travel expenses incurred by the Executive in connection with the performance of the Executive’s duties hereunder in accordance with the Company’s expense reimbursement policies and procedures.

4

5.	Termination of Employment. The Executive’s employment with the Company shall be “at-will” and the Executive’s employment hereunder may be terminated by either the Company or the Executive at any time and for any reason, subject to the provisions of this Agreement. Upon termination of the Executive’s employment, the Executive shall be entitled to the compensation and benefits described in this Section 5 and shall have no further rights to any compensation or any other benefits from the Company or any of its affiliates.

5.1	Termination for Cause or Without Good Reason.

(a)	If the Executive’s employment is terminated by the Company for Cause (as defined in paragraph (b)) or by the Executive without Good Reason (as defined in paragraph (c)), the Executive shall be entitled to receive: (i) any accrued but unpaid Base Salary and accrued but unused vacation which shall be paid on the Termination Date (as defined in Section 5.6 below) in accordance with the Company’s customary payroll procedures; (ii) reimbursement for unreimbursed, documented business expenses properly incurred by the Executive in accordance with Section 5.4 below, which shall be subject to and paid in accordance with the Company’s expense reimbursement policy; and (iii) such employee benefits, if any, to which the Executive may be entitled under the Company’s employee benefit plans as of the Termination Date; provided that, in no event shall the Executive be entitled to any payments in the nature of severance or termination payments except as specifically provided herein. Items 5.1(a)(i) through 5.1(a)(iii) are referred to herein collectively as the “Accrued Amounts.” In addition, if the Executive’s employment is terminated by the Company for Cause or by the Executive without Good Reason within the twelve (12) months following the Effective Date, the Executive will be obligated to repay to the Company the full amount of the Signing Bonus.

(b)	For purposes of this Agreement, “Cause” shall mean the occurrence of any of the following: (i) the Executive’s failure to perform his duties (other than any such failure resulting from incapacity due to physical or mental disability) as reasonably determined by the Board and that continues for twenty (20) calendar days after written notice from the Company; (ii) the Executive’s failure to comply with any valid and legal directive of the Board that continues for twenty (20) calendar days after written notice from the Company; (iii) the Executive’s engagement in dishonesty, illegal conduct, or misconduct, which, in each case, materially harms or is reasonably likely to materially harm the Company or any of its affiliates; (iv) the Executive’s embezzlement, misappropriation, or fraud, whether or not related to the Executive’s employment with the Company; (v) the Executive’s conviction of or plea of guilty or nolo contendere to a crime that constitutes a felony (or state law equivalent) or a crime that constitutes a misdemeanor involving moral turpitude, if such felony or other crime is work-related, materially impairs the Executive’s ability to perform services for the Company or results in material harm or is reasonably likely to cause material harm to the Company or any of its affiliates; (vi) the Executive’s violation of any of the Company’s written policies or rules, as in effect from time to time; (vii) the Executive’s willful or grossly negligent unauthorized disclosure of Confidential Information (as defined in Section 7.1(a) below); or (viii) the Executive’s breach of any obligation under this Agreement or any other written agreement between the Executive and the Company.

5

(c)	For purposes of this Agreement, “Good Reason” shall mean the occurrence of any of the following, in each case without the Executive’s written consent: (i) a material and permanent reduction in the Executive’s Base Salary other than a general reduction in Base Salary that affects all similarly situated executives in substantially the same proportions; (ii) a permanent relocation of the Executive’s principal place of employment by more than sixty (60) miles; (iii) any breach by the Company of any provision of this Agreement or any material provision of any other agreement between the Executive and the Company; or (iv) a material, adverse change in the Executive’s authority, duties, or responsibilities (other than temporarily while the Executive is physically or mentally incapacitated or as required by applicable law); provided, that, Executive cannot terminate his employment for Good Reason unless he has provided written notice to the Company of the existence of the circumstances providing grounds for termination for Good Reason within twenty (20) calendar days of the initial existence of such grounds and the Company has had at least twenty (20) calendar days from the date on which such notice is provided to cure such circumstances. If the Executive does not terminate his employment for Good Reason within sixty (60) calendar days after the first occurrence of the applicable grounds, then the Executive will be deemed to have waived his right to terminate for Good Reason with respect to such grounds.

5.2	Without Cause or for Good Reason. If the Executive’s employment hereunder is terminated by the Executive for Good Reason or by the Company without Cause after the six (6) month period following the Effective Date, the Executive shall be entitled to receive the Accrued Amounts and, subject to the Executive’s entering into an agreement not to compete in substance similar in scope to the non-competition covenant set forth in Section 7.2 below, and his execution of a release of claims in favor of the Company, its affiliates and their respective officers and directors, in each case in a form provided by the Company (the “Release”) and such Release becoming effective in accordance with its terms within sixty (60) calendar days following the Termination Date (or such earlier period set forth in the Release), the Executive shall be entitled to receive continued payments of Base Salary in accordance with the Company’s standard payroll practices for six (6) months following the Termination Date.

5.3	Death or Disability.

(a)	The Executive’s employment hereunder shall terminate automatically upon the Executive’s death, and the Company may terminate the Executive’s employment on account of the Executive’s Disability (as defined in paragraph (c) below).

(b)	If the Executive’s employment is terminated on account of the Executive’s death or Disability, the Executive (or the Executive’s estate and/or beneficiaries, as the case may be) shall be entitled to receive the Accrued Amounts. In addition, in the event of the Executive’s termination on account of the Executive’s death, the Executive’s estate shall be entitled to exercise any vested and fully exercisable portion of the Option, the Milestone 1 Option, and/or the Milestone 2 Option, if any, for all of the respective Option Shares, the Milestone 1 Options Shares or the Milestone 2 Option Shares, as applicable, for a period of up to three (3) months following the Executive’s death.

6

Notwithstanding any other provision contained herein, all payments made in connection with the Executive’s death or Disability shall be provided in a manner which is consistent with federal and state law.

(c)	For purposes of this Agreement, “Disability” shall occur when the Executive is entitled to receive long-term disability benefits under the Company’s long-term disability plan, or if there is no such plan, the Executive’s inability, due to physical or mental incapacity, to perform the essential functions of his job for one hundred eighty (180) calendar days out of any three hundred sixty-five (365) day period or one hundred twenty (120) consecutive calendar days. Any question as to the existence of the Executive’s Disability as to which the Executive and the Company cannot agree shall be determined in writing by a qualified independent physician mutually acceptable to the Executive (or his guardian) and the Company. If the Executive and the Company cannot agree as to a qualified independent physician, each shall appoint such a physician and those two physicians shall select a third who shall make such determination in writing. The determination of Disability made in writing by such physician to the Company and the Executive shall be final and conclusive for all purposes of this Agreement.

5.4	Notice of Termination. Any termination of the Executive’s employment hereunder by the Company or by the Executive (other than termination pursuant to Section 5.3(a) on account of the Executive’s death) shall be communicated by written notice of termination (“Notice of Termination”) to the other party hereto in accordance with Section 23. The Notice of Termination shall specify:

(a)	The termination provision of this Agreement relied upon;

(b)	To the extent applicable, the facts and circumstances claimed to provide a basis for termination of the Executive’s employment under the provision so indicated; and

(c)	The applicable Termination Date.

5.5	Termination Date. The Executive’s “Termination Date” shall be:

(a)	If the Executive’s employment hereunder terminates on account of the Executive’s death, the date of the Executive’s death;

(b)	If the Executive’s employment hereunder is terminated on account of the Executive’s Disability, the date that it is determined that the Executive has a Disability;

7

(c)	If the Company terminates the Executive’s employment hereunder for Cause, the date the Notice of Termination is delivered to the Executive;

(d)	If the Company terminates the Executive’s employment hereunder without Cause, the date specified in the Notice of Termination, which shall be no less than fifteen (15) calendar days following the date on which the Notice of Termination is delivered; provided, that, the Company may provide the Executive compensation equal to fifteen (15) days’ in lieu of such notice; and

(e)	If the Executive terminates his employment hereunder with or without Good Reason, the date specified in the Executive’s Notice of Termination, which shall be no less than thirty (30) calendar days following the date on which the Notice of Termination is delivered; provided that, the Company may waive all or any part of the thirty (30) day notice period for no consideration by giving written notice to the Executive and for all purposes of this Agreement, the Executive’s Termination Date shall be the date determined by the Company;

Notwithstanding anything contained herein, the Termination Date shall not occur until the date on which the Executive incurs a “separation from service” within the meaning of Section 409A (as defined in Section 20.11 below).

5.6	Resignation of All Other Positions. Upon termination of the Executive’s employment hereunder for any reason, the Executive agrees to resign, effective on the Termination Date/shall be deemed to have resigned from all positions that the Executive holds as an officer or member of the Board (or a committee thereof) of the Company or any of its affiliates.

6.	Cooperation. The parties agree that certain matters in which the Executive will be involved may necessitate the Executive’s cooperation in the future. Accordingly, following the termination of the Executive’s employment for any reason, to the extent reasonably requested by the Board, the Executive shall cooperate with the Company in connection with matters arising out of the Executive’s service to the Company, including, in connection with any legal proceeding, providing testimony and affidavits; provided, that, the Company shall make reasonable efforts to minimize disruption of the Executive’s other activities. The Company shall reimburse the Executive for reasonable expenses incurred in connection with such cooperation.

7.	Restrictive Covenants.

7.1	Confidential Information. The Executive understands and acknowledges that, he will have access to and learn about Confidential Information, as defined below.

(a)	Definition. For purposes of this Agreement, “Confidential Information” includes, but is not limited to, all information not generally known to the public, in spoken, printed, electronic or any other form or medium, relating directly or indirectly to: business processes, practices, methods, policies, plans, publications, documents, research, operations, services, strategies, techniques, agreements, contracts, terms of agreements, transactions, potential transactions, negotiations, pending negotiations, know-how, trade secrets, computer programs, computer software, applications, operating systems, software design, web design, work-in-process, databases, manuals, records, articles, systems, material, sources of material, supplier information, vendor information, financial information, accounting information, accounting records, legal information, marketing information, advertising information, pricing information, credit information, design information, payroll information, staffing information, personnel information, employee lists, supplier lists, vendor lists, developments, reports, internal controls, security procedures, graphics, drawings, sketches, market studies, sales information, revenue, costs, formulae, notes, communications, algorithms, product plans, designs, styles, models, ideas, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, Customer Information (as defined in Section 8.3(a) below), customer lists, client information, client lists, manufacturing information, factory lists, distributor lists, and buyer lists of the Company or its businesses or any existing or prospective customer, supplier, investor or other associated third party, or of any other person or entity that has entrusted information to the Company in confidence.

8

The Executive understands that the above list is not exhaustive, and that Confidential Information also includes other information that is marked or otherwise identified as confidential or proprietary, or that would otherwise appear to a reasonable person to be confidential or proprietary in the context and circumstances in which the information is known or used.

The Executive understands and agrees that Confidential Information includes information developed by him in the course of his employment by the Company as if the Company furnished the same Confidential Information to the Executive in the first instance. Confidential Information shall not include information that is generally available to and known by the public at the time of disclosure to the Executive; provided that, such disclosure is through no direct or indirect fault of the Executive or person(s) acting on the Executive’s behalf, or through the wrongdoing of a third party.

(b)	Company Creation and Use of Confidential Information. The Executive understands and acknowledges that the Company has invested, and continues to invest, substantial time, money, and specialized knowledge into developing its resources, programs, studies, trials, generating potential customer lists, training its employees, and improving its offerings as a cancer vaccine company developing lymph-node targeting platform to treat solid tumors (the “Business”). The Executive understands and acknowledges that as a result of these efforts, the Company has created, and continues to use and create Confidential Information. This Confidential Information provides the Company with a competitive advantage over others in the marketplace.

(c)	Disclosure and Use Restrictions. Except as provided in Section 7.1(d) and Section 7.1(e) below, the Executive agrees and covenants: (i) to treat all Confidential Information as strictly confidential; (ii) not to directly or indirectly disclose, publish, communicate, or make available Confidential Information, or allow it to be disclosed, published, communicated, or made available, in whole or part, to any entity or person whatsoever (including other employees of the Company) not having a need to know and authority to know and use the Confidential Information in connection with the business of the Company and, in any event, not to anyone outside of the direct employ of the Company except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent); and (iii) not to access or use any Confidential Information, and not to copy any documents, records, files, media, or other resources containing any Confidential Information, or remove any such documents, records, files, media, or other resources from the premises or control of the Company, except as required in the performance of the Executive’s authorized employment duties to the Company or with the prior consent of the Board in each instance (and then, such disclosure shall be made only within the limits and to the extent of such duties or consent).

9

(d)	No Unlawful Prohibitions. Nothing in this Agreement shall prohibit or restrict the Executive from lawfully (i) initiating communications directly with, cooperating with, providing information to, causing information to be provided to, or otherwise assisting in an investigation by any governmental or regulatory agency, entity, or official(s) (collectively, “Governmental Authorities”) regarding a possible violation of any law; (ii) responding to any inquiry or legal process directed to you individually (and not directed to the Company and/or its subsidiaries) from any such Governmental Authorities; (iii) testifying, participating or otherwise assisting in an action or proceeding by any such Governmental Authorities relating to a possible violation of law; or (iv) making any other disclosures that are protected under the whistleblower provisions of any applicable law.

(e)	Notice of Immunity Under the Economic Espionage Act of 1996, as amended by the Defend Trade Secrets Act of 2016 (“DTSA”). Notwithstanding any other provision of this Agreement:

(i)	The Executive will not be held criminally or civilly liable under any federal or state trade secret law for any disclosure of a trade secret that: (A) is made (1) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (2) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed under seal in a lawsuit or other proceeding; and

(ii)	If the Executive files a lawsuit for retaliation by the Company for reporting a suspected violation of law, the Executive may disclose the Company’s trade secrets to the Executive’s attorney and use the trade secret information in the court proceeding if the Executive: (A) files any document containing trade secrets under seal; and (B) does not disclose trade secrets, except pursuant to court order.

10

(f)	Nothing in this Agreement requires Executive to obtain prior authorization from the Company before engaging in any conduct described in this Sections 7.1(d) or 7.1(e) above, or to notify the Company that Executive has engaged in any such conduct.

7.2	Non-Competition. The Executive agrees that, in consideration of (a) the payment by the Company to the Executive of an additional $1,000, and (b) the granting by the Company to the Executive the Option to with respect to one-half (1/2) of the Option Shares, subject in all events in the case of this clause (b) to the provisions of Section 4.4(a) below, during the twelve (12) months after the Executive’s employment is terminated by the Company with Cause or by the Executive without Good Reason (the “Restricted Period”), he will not, directly or indirectly, anywhere in the world as an officer, director, manager, employee, consultant, advisor, owner, partner, member, stockholder, or in any other capacity, (a) compete with the Business, or (b) take any steps or actions to facilitate or prepare for competition with the Business (or planned business of the Company), nor will the Executive assist another person to take any action that he would be prohibited from taking under this Section 7.2.

Notwithstanding anything express or implied to the contrary in the foregoing provisions of this Section 7.2, if the Executive’s employment is terminated by the Company without Cause or by the Executive for Good Reason, then the Executive’s obligations under this Section 7.2 shall automatically terminate effective upon the effective date of any such termination without Cause or for Good Reason.

7.3	Non-Solicitation. In exchange for the promises made by the Company herein, the Executive agrees that during the period in which he is an employee of the Company or any of its affiliates, and during the Restricted Period, the Executive will not, either directly or indirectly, in any capacity whatsoever do any of the following:

(a)	Directly or indirectly solicit, hire, recruit, attempt to hire or recruit, or induce the termination of employment of any employee, consultant, or independent contractor of the Company or any of its affiliates.

(b)	Directly or indirectly solicit, contact (including but not limited to e-mail, regular mail, express mail, telephone, fax, and instant message), attempt to contact, or meet with the Company’s current, former, or prospective customers for purposes of offering or accepting goods or services similar to or competitive with those offered by the Company or cause any such customer to terminate or diminish their commercial relationship with the Company. For purposes of this Agreement, a “prospective customer” is any person or entity with whom the Company is or was engaged in communications with respect to potential business transactions at the time of the Executive’s employment termination, or six (6) months prior to date of the Termination Date.

7.4	Non-Disparagement. Subject to Section 7.1(d) above, each of the Executive and the Company agrees and covenants that such party will not at any time make, publish or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning the other party, and, in the case of the Company, including its businesses, or any of its employees, officers, and existing and prospective customers, suppliers, investors and other associated third parties.

11

7.5	Definitions and Exceptions.

(a)	“Customer Information” includes, but is not limited to, names, phone numbers, addresses, e-mail addresses, order history, order preferences, chain of command, pricing information, and other information identifying facts and circumstances specific to the customer and relevant to services.

(b)	This Section 7 does not, in any way, restrict or impede the Executive from exercising protected rights to the extent that such rights cannot be waived by agreement or from complying with any applicable law or regulation or a valid order of a court of competent jurisdiction or an authorized government agency, provided that such compliance does not exceed that required by the law, regulation, or order. The Executive shall promptly provide written notice of any such order to the Board.

8.	Acknowledgements. The Executive acknowledges that: (a) the amount of his compensation reflects, in part, his obligations and the Company’s rights under Section 7 above, that he has no expectation of any additional compensation, royalties or other payment of any kind not otherwise referenced herein in connection herewith, and that he will not be subject to undue hardship by reason of his full compliance with the terms and conditions of Section 7 above or the Company’s enforcement thereof, (b) the Executive received this Agreement more than ten (10) business days before the date this Agreement is to be effective, (c) this Agreement is a condition to the Executive’s continued employment with the Company, (d) the Executive have been advised by the Company to, and has had a full and complete opportunity to, consult with counsel of the Executive’s own choosing concerning the terms, enforceability and implications of this Agreement, (e) neither the Company nor any Company employee has made any representations or warranties to the Executive concerning the terms, enforceability or implications of this Agreement other than are as expressly reflected in this Agreement, and (f) that the Executive has read and fully understands this Agreement and enters into it freely and without coercion.

9.	Remedies. In the event of a breach or threatened breach by the Executive of Section 7 above, the Executive agrees that that the Company would suffer irreparable harm and damages would be an inadequate remedy. The Executive hereby consents and agrees that the Company shall be entitled to seek, in addition to any other available remedies permitted by law or in equity, a temporary or permanent injunction or other equitable relief against such breach or threatened breach, in advance of but in aid of arbitration pursuant to Section 10 below, and without first having to initiate arbitration and/or empanel an arbitrator, from any court of competent jurisdiction, without the necessity of showing any actual damages or that money damages would not afford an adequate remedy, and without the necessity of posting any bond or other security. The aforementioned equitable relief shall be in addition to, not in lieu of, legal remedies, monetary damages, or other available forms of relief.

12

10.	Arbitration.

10.1	Expect with respect to any claim that seeks injunctive or other equitable relief in aid of arbitration pursuant to Section 9 above, or any dispute included with the Excluded Claims (defined in Section 10.6, below), all claims that any party to this Agreement now has or in the future may have against the other party or any of its respective representatives, including, without limitation, contract claims, tort claims, claims for compensation, statutory employment claims, penalties or restitution and any other claim under any federal, state or local statute, constitution, regulation, rule, ordinance or common law, in each case, directly or indirectly arising out of or related to this Agreement, Executive’s employment with the Company, or the termination of Executive’s employment with the Company (collectively “Covered Claims”), are subject to and will be resolved by binding arbitration pursuant to the terms of this Agreement, and not by a court or jury. Each party hereby irrevocably consents and agrees to arbitrate any Covered Claims through binding arbitration, and forever waives and gives up its right to have a judge or jury decide any Covered Claims.

10.2	Each party agrees that it will notify the other in writing of any claim it may have within fifteen (15) calendar days after it becomes aware of such claim so that the parties can attempt in good faith to resolve such claim informally. Such notice must include a detailed description of the nature or basis of the claim, and the specific relief that such party is seeking. If the parties cannot agree how to resolve the claim within fifteen (15) calendar days after the recipient’s receipt of the claim notice, then either party may commence an arbitration proceeding. The parties irrevocably consent and agree that (a) any arbitration will occur in the Commonwealth of Massachusetts, (b) arbitration will be conducted confidentially by a single arbitrator in accordance with the then-current arbitration rules and procedures of the American Arbitration Association (“AAA”) (and its then-existing emergency relief procedures to the extent either party seeks emergency relief prior to the appointment of an arbitrator), which rules and procedures are available at www.adr.org, unless those rules or procedures conflict with any express term of this Agreement, in which case this Agreement shall control, and (c) the federal courts sitting in the Commonwealth of Massachusetts have exclusive jurisdiction over any appeals and the enforcement of an arbitration award.

10.3	As limited by the Federal Arbitration Act, this Agreement and applicable AAA rules, the arbitrator will have (a) the exclusive authority and jurisdiction to make all procedural and substantive decisions regarding a Covered Claim, and (b) the authority to grant any remedy that would otherwise be available in a court of competent jurisdiction; provided, however, that the arbitrator does not have the authority to determine the question of whether a claim is subject to arbitration under this Agreement (which authority the parties agree will be vested solely in a court of competent jurisdiction). The arbitrator may only conduct an individual arbitration and may not consolidate more than one individual’s Claims.

10.4	The rules of AAA and additional information about AAA are available on the AAA website. By agreeing to be bound by this Agreement, Executive either (i) acknowledges and agrees that he has read and understands the AAA rules; or (ii) waives his opportunity to read the AAA rules and any claim that the AAA rules are unfair or should not apply for any reason.

13

10.5	Each party will pay such party’s own attorneys’ fees, witness fees and all other costs and fees that such party incurs in connection with the arbitration, except that each of the Company and the Executive will pay one-half (1/2) of all AAA filing or administrative fees. The arbitrator will not otherwise have authority to award any attorneys’ fees, witness fees or other costs and fees unless a statute or contract at issue in the dispute authorizes the award of such costs and fees to the applicable prevailing party, in which case the arbitrator shall have the authority to make an award of such costs and fees to the full extent permitted by applicable law. If there is a dispute as to who is the prevailing party, the arbitrator will decide such issue.

10.6	Excluded Claims. The “Excluded Claims” shall be any workers’ compensation claims, unemployment compensation benefits, claims for benefits under a plan that is governed by Employee Retirement Income Security Act of 1974, claims that are subject to the exclusive jurisdiction of the National Labor Relations Board, and any claim that is expressly precluded from inclusion in this arbitration provision by a governing federal statute.

11.	Proprietary Rights.

11.1	Work Product. The Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by the Executive individually or jointly with others during the period of his employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by the Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof (collectively, “Work Product”), as well as any and all rights in and to United States and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know-how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world (collectively, “Intellectual Property Rights”), shall be the sole and exclusive property of the Company.

For purposes of this Agreement, Work Product includes, but is not limited to, Company information, including plans, publications, research, strategies, techniques, agreements, documents, contracts, terms of agreements, negotiations, know-how, computer programs, computer applications, software design, web design, work in process, databases, manuals, results, developments, reports, graphics, drawings, sketches, market studies, formulae, notes, communications, algorithms, product plans, product designs, styles, models, audiovisual programs, inventions, unpublished patent applications, original works of authorship, discoveries, experimental processes, experimental results, specifications, Customer Information, client information, customer lists, client lists, manufacturing information, marketing information, advertising information, and sales information.

14

11.2	Work Made for Hire; Assignment. The Executive acknowledges that, by reason of being employed by the Company at the relevant times, to the extent permitted by law, all of the Work Product consisting of copyrightable subject matter is “work made for hire” as defined in 17 U.S.C. § 101 and such copyrights are therefore owned by the Company. To the extent that the foregoing does not apply, the Executive hereby irrevocably assigns to the Company, for no additional consideration, the Executive’s entire right, title, and interest in and to all Work Product and Intellectual Property Rights therein, including the right to sue, counterclaim, and recover for all past, present, and future infringement, misappropriation, or dilution thereof, and all rights corresponding thereto throughout the world. Nothing contained in this Agreement shall be construed to reduce or limit the Company’s rights, title, or interest in any Work Product or Intellectual Property Rights so as to be less in any respect than that the Company would have had in the absence of this Agreement.

11.3	Further Assurances; Power of Attorney. During and after his employment by the Company, the Executive agrees to reasonably cooperate with the Company to (a) apply for, obtain, perfect, and transfer to the Company the Work Product as well as any and all Intellectual Property Rights in the Work Product in any jurisdiction in the world, and (b) maintain, protect and enforce the same, including, without limitation, giving testimony and executing and delivering to the Company any and all applications, oaths, declarations, affidavits, waivers, assignments, and other documents and instruments as shall be requested by the Company. The Executive hereby irrevocably grants the Company power of attorney to execute and deliver any such documents on the Executive’s behalf in his name and to do all other lawfully permitted acts to transfer the Work Product to the Company and further the transfer, prosecution, issuance, and maintenance of all Intellectual Property Rights therein, to the full extent permitted by law, if the Executive does not promptly cooperate with the Company’s request (without limiting the rights the Company shall have in such circumstances by operation of law). The power of attorney is coupled with an interest and shall not be affected by the Executive’s subsequent incapacity.

11.4	No License. The Executive understands that this Agreement does not, and shall not be construed to, grant the Executive any license or right of any nature with respect to any Work Product or Intellectual Property Rights or any Confidential Information, materials, software, or other tools made available to him by the Company.

12.	Security & Exit Obligations.

12.1	Security and Access. The Executive agrees and covenants (a) to comply with all Company security policies and procedures as in effect from time to time, including without limitation, those regarding computer equipment, telephone systems, voicemail systems, facilities access, monitoring, key cards, access codes, Company intranet, internet, social media and instant messaging systems, computer systems, e-mail systems, computer networks, document storage systems, software, data security, encryption, firewalls, passwords and any and all other Company facilities, IT resources, and communication technologies (“Facilities and Information Technology Resources”), (b) not to access or use any Facilities and Information Technology Resources except as authorized by the Company, and (c) not to access or use any Facilities and Information Technology Resources in any manner after the termination of the Executive’s employment by the Company, whether termination is voluntary or involuntary. The Executive agrees to notify the Company promptly in the event he learns of any violation of the foregoing by others, or of any other misappropriation or unauthorized access, use, reproduction, or reverse engineering of, or tampering with any Facilities and Information Technology Resources or other Company property or materials by others.

15

12.2	Exit Obligations. Upon (a) termination of the Executive’s employment by the Company, whether voluntary or involuntary, or (b) the Company’s request at any time during the Executive’s employment by the Company, the Executive shall (i) provide or return to the Company any and all Company property, including keys, key cards, access cards, identification cards, security devices, employer credit cards, network access devices, computers, cell phones, smartphones, PDAs, pagers, fax machines, equipment, speakers, webcams, manuals, reports, files, books, compilations, work product, e-mail messages, recordings, tapes, disks, thumb drives, or other removable information storage devices, hard drives, data and all Company documents and materials belonging to the Company and stored in any fashion, including but not limited to those that constitute or contain any Confidential Information or Work Product, that are in the possession or control of the Executive, whether they were provided to the Executive by the Company or any of its business associates or created by the Executive in connection with his employment by the Company, and (ii) subject to any applicable directive, the Executive will fully cooperate with the Company in deleting or destroying all copies of any such documents and materials not returned to the Company that remain in the Executive’s possession or control, including those stored on any personal devices, networks, storage locations, and media in the Executive’s possession or control.

13.	Governing Law. This Agreement, for all purposes, shall be construed in accordance with the laws of Massachusetts without regard to conflicts of law principles.

14.	Entire Agreement. Unless specifically provided herein, this Agreement contains all of the understandings and representations between the Executive and the Company pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations and warranties, both written and oral, with respect to such subject matter, including that certain offer letter from the Company to the Executive, effective October 14, 2018. The parties mutually agree that the Agreement can be specifically enforced in court and can be cited as evidence in legal proceedings alleging breach of the Agreement.

15.	Modification and Waiver. No provision of this Agreement may be amended or modified unless such amendment or modification is agreed to in writing and signed by the Executive and by a member of the Board (other than Executive) with the Board’s prior approval. No waiver by either of the parties of any breach by the other party hereto of any condition or provision of this Agreement to be performed by the other party hereto shall be deemed a waiver of any similar or dissimilar provision or condition at the same or any prior or subsequent time, nor shall the failure of or delay by either of the parties in exercising any right, power, or privilege hereunder operate as a waiver thereof to preclude any other or further exercise thereof or the exercise of any other such right, power, or privilege.

16

16.	Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, or if any portion of this Agreement shall be held as unenforceable and thus stricken, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the parties with any such modification to become a part hereof and treated as though originally set forth in this Agreement.

The parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the parties as embodied herein to the maximum extent permitted by law.

The parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal, or unenforceable in any respect, such invalidity, illegality, or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal, or unenforceable provisions had not been set forth herein.

17.	Captions. Captions and headings of the sections and paragraphs of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the caption or heading of any section or paragraph.

18.	Counterparts. This Agreement may be executed in separate counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument.

19.	Section 409A.

19.1	General Compliance. This Agreement is intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended (“Section 409A”) or an exemption thereunder and shall be construed and administered in accordance with Section 409A. Notwithstanding any other provision of this Agreement, payments provided under this Agreement may only be made upon an event and in a manner that complies with Section 409A or an applicable exemption. Any payments under this Agreement that may be excluded from Section 409A either as separation pay due to an involuntary separation from service or as a short-term deferral shall be excluded from Section 409A to the maximum extent possible. For purposes of Section 409A, each installment payment provided under this Agreement shall be treated as a separate payment. Any payments to be made under this Agreement upon a termination of employment shall only be made upon a “separation from service” under Section 409A. Notwithstanding any provision of this Agreement to the contrary, in no event shall the timing of the Executive’s execution of the Release, directly or indirectly, result in the Executive designating the calendar year of payment of any amounts of deferred compensation subject to Section 409A and if a payment that is subject to execution of the Release could be made in more than one taxable year, payment shall be made in the later taxable year. Notwithstanding the foregoing, the Company makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall the Company be liable for all or any portion of any taxes, penalties, interest, or other expenses that may be incurred by the Executive on account of non-compliance with Section 409A.

17

19.2	Specified Employees. Notwithstanding any other provision of this Agreement, if any payment or benefit provided to the Executive in connection with his termination of employment is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A and the Executive is determined to be a “specified employee” as defined in Section 409A(a)(2)(b)(i), then such payment or benefit shall not be paid until the first payroll date to occur following the six-month anniversary of the Termination Date or, if earlier, on the Executive’s death (the “Specified Employee Payment Date”). The aggregate of any payments that would otherwise have been paid before the Specified Employee Payment Date and interest on such amounts calculated based on the applicable federal rate published by the Internal Revenue Service for the month in which the Executive’s separation from service occurs shall be paid to the Executive in a lump sum on the Specified Employee Payment Date and thereafter, any remaining payments shall be paid without delay in accordance with their original schedule.

19.3	Reimbursements. To the extent required by Section 409A, each reimbursement or in-kind benefit provided under this Agreement shall be provided in accordance with the following:

(a)	the amount of expenses eligible for reimbursement, or in-kind benefits provided, during each calendar year cannot affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year;

(b)	any reimbursement of an eligible expense shall be paid to the Executive on or before the last day of the calendar year following the calendar year in which the expense was incurred; and

(c)	any right to reimbursements or in-kind benefits under this Agreement shall not be subject to liquidation or exchange for another benefit.

19.4	Tax Gross-ups. Any tax gross-up payments provided under this Agreement shall be paid to the Executive on or before December 31 of the calendar year immediately following the calendar year in which the Executive remits the related taxes.

20.	Successors and Assigns. This Agreement is personal to the Executive and shall not be assigned by the Executive. Any purported assignment by the Executive shall be null and void from the initial date of the purported assignment. The Company may assign this Agreement to any successor or assign (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Company. This Agreement shall inure to the benefit of the Company and its successors and assigns.

18

21.	Notice. Notices and all other communications provided for in this Agreement shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt requested, or by overnight carrier to the parties at the addresses set forth below (or such other addresses as specified by the parties by like notice): If to the Company: One Kendall Square, 1400 West, Suite 14303, Cambridge, MA 02139; If to the Executive: Robert Connelly, 127 Bay State Road, Apartment 5, Boston, MA 02215.

22.	Representations of the Executive. The Executive represents and warrants to the Company that:

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not conflict with or result in a violation of, a breach of, or a default under any contract, agreement, or understanding to which he is a party or is otherwise bound.

The Executive’s acceptance of employment with the Company and the performance of his duties hereunder will not violate any non-solicitation, non-competition, or other similar covenant or agreement of a prior employer.

23.	Withholding. The Company shall have the right to withhold from any amount payable hereunder any Federal, state, and local taxes in order for the Company to satisfy any withholding tax obligation it may have under any applicable law or regulation.

24.	Survival. Upon the expiration or other termination of this Agreement, the respective rights and obligations of the parties hereto shall survive such expiration or other termination to the extent necessary to carry out the intentions of the parties under this Agreement.

25.	Acknowledgement of Full Understanding. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS FULLY READ, UNDERSTANDS AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. THE EXECUTIVE ACKNOWLEDGES AND AGREES THAT HE HAS HAD AN OPPORTUNITY TO ASK QUESTIONS AND THE RIGHT CONSULT WITH AN ATTORNEY OF HIS CHOICE BEFORE SIGNING THIS AGREEMENT.

19

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

VEDANTRA PHARMACEUTICALS, INC.

By	/s/ Daniel Geffken

Name:	Daniel Geffken

Title:	Chief Financial Officer

EXECUTIVE

Signature:	/s/ Robert Connelly

Print Name:	Robert Connelly

20